News Release

Newell Brands Announces Fourth Quarter and Full Year 2022 Results
Q4 Net Sales Decline 18.5%; Core Sales Decline 9.4%
Q4 Diluted Loss Per Share $0.60 Including Impairment Charges Normalized Diluted EPS $0.16
Provides Initial Outlook for Full Year 2023

ATLANTA, GA – February 10, 2023 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2022 financial results.

"Fourth quarter results were in line with our expectations and brought to a close a difficult second half. The business continued to be impacted by a tough operating environment, including slowing consumer demand for general merchandise categories, as well as inventory reductions at retail,” said Ravi Saligram, Newell Brands CEO. “We have been taking decisive actions to effectively navigate the current environment, while positioning the organization for long-term success. Several weeks ago we announced Project Phoenix through which we expect to further simplify and strengthen our company by leveraging the scale and power of One Newell to optimize our cost structure and operate more efficiently. We expect the new operating model to unlock additional growth opportunities for the business over time and bring us even closer to our customers and consumers.”

Chris Peterson, President, said, “During 2022, we meaningfully reduced complexity, realized strong productivity savings and drove significant progress in our supply chain transformation journey through Project Ovid. We expect many of the headwinds the company experienced in the second half of 2022 to persist in 2023, as we plan for a recessionary environment. We are focused on improving Newell's financial performance by strengthening its cash flow and balance sheet, driving gross margin improvement and overhead savings, while positioning the organization for future growth through capability investments that enhance operational excellence and create value for our stakeholders.”

Fourth Quarter 2022 Executive Summary

–Net sales were $2.3 billion, a decline of 18.5 percent compared with the prior year period, including the year over year impact from the sale of the Connected Home & Security (CH&S) business at the end of the first quarter 2022.

–Core sales declined 9.4 percent compared with the prior year period. One of seven business units increased core sales compared with the prior year period.

–During the fourth quarter 2022, the company elected to change its method of accounting for certain inventory in the U.S. from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method. This conforms the company's entire inventory to a single method of accounting. Amounts in this press release reflect the impact of the accounting change to FIFO.

–Reported operating margin was negative 11.9 percent, including the impact of a $326 million non-cash impairment charge, compared with positive 6.1 percent in the prior year period, which also included the impact of a $60 million non-cash impairment charge. Normalized operating margin was 4.9 percent compared with 10.0 percent in the prior year period.

–Reported diluted loss per share was $0.60 compared with diluted earnings per share of $0.23 in the prior year period.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

–Normalized diluted earnings per share were $0.16 compared with $0.42 per share in the prior year period.

–Full year 2022 operating cash outflow was $272 million compared with an operating cash flow of $884 million in the prior year period.

–In October 2022, the company redeemed its remaining 3.85 percent senior notes due April 2023 for a total consideration of approximately $1.1 billion.

–In January 2023, the company announced a restructuring and savings initiative, Project Phoenix, which is expected to result in restructuring and related charges in the range of $100 million to $130 million and annualized pre-tax savings in the range of $220 million to $250 million when fully implemented.

–The company initiated its full year 2023 outlook, with expected net sales of $8.4 billion to $8.6 billion and normalized earnings per share of $0.95 to $1.08.

Fourth Quarter 2022 Operating Results

Net sales were $2.3 billion, an 18.5 percent decline compared to the prior year period, reflecting a core sales decline of 9.4 percent, the impact of the sale of the CH&S business at the end of the first quarter 2022, unfavorable foreign exchange, as well as category and retail store exits.

Reported gross margin was 26.3 percent compared with 29.8 percent in the prior year period, as the impact of fixed cost deleveraging and significant headwinds from foreign exchange and inflation, particularly related to sourced finished goods, transportation and labor, more than offset the benefits from pricing and FUEL productivity savings. Normalized gross margin was 26.6 percent compared with 30.2 percent in the prior year period.

Reported operating loss was $273 million compared with operating income of $170 million in the prior year period. Non-cash impairment charges of $326 million and $60 million were incurred in the current and prior year periods, respectively, related to goodwill and intangible assets. Reported operating margin was negative 11.9 percent compared with positive 6.1 percent in the prior year period, as the impact of lower net sales, the impairment charge and significant headwinds from inflation and foreign exchange more than offset benefits from FUEL productivity savings and pricing. Normalized operating income was $113 million, or 4.9 percent of sales, compared with $281 million or 10.0 percent of sales, in the prior year period.

Net interest expense was $64 million compared with $59 million in the prior year period, largely reflecting an increase in the company's short-term debt balance.

Reported tax benefit was $81 million compared with a tax provision of $13 million in the prior year period, largely reflecting an increase in discrete tax benefits. The normalized tax benefit was $5 million compared with a tax provision of $38 million in the prior year period.
The company reported net loss of $249 million, or $0.60 diluted loss per share, compared with net income of $98 million, or $0.23 diluted earnings per share, in the prior year period.

Normalized net income was $65 million, or $0.16 normalized diluted earnings per share, compared with $182 million, or $0.42 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

Balance Sheet and Cash Flow

During full year 2022, operating cash outflow was $272 million compared with operating cash flow of $884 million in the prior year, primarily reflecting a decline in operating income and an increase in working capital use, largely due to higher inventory levels driven by a pullback in retailer orders and slowing consumer demand, and lower accounts payable due to the timing of supply plan reductions. The company reduced its inventories by more than $400 million between the third quarter 2022 and the fourth quarter 2022.

In October 2022, the company redeemed its remaining 3.9 percent senior notes due April 2023 for a total consideration of approximately $1.1 billion. At the end of 2022, Newell Brands had cash and cash equivalents of $287 million and net debt outstanding of $5.1 billion.

Fourth Quarter 2022 Operating Segment Results

The Commercial Solutions segment generated net sales of $355 million compared with $503 million in the prior year period, reflecting core sales decline of 6.3 percent, the impact of the sale of the CH&S business at the end of the first quarter 2022 and unfavorable foreign exchange. Reported operating income was $15 million, or 4.2 percent of sales, compared with $10 million, or 2.0 percent of sales, in the prior year period. Normalized operating income was $16 million, or 4.5 percent of sales, versus $46 million, or 9.1 percent of sales, in the prior year period.

The Home Appliances segment generated net sales of $399 million compared with $541 million in the prior year period, reflecting core sales decline of 17.3 percent, as well as the impact of exits from certain low margin categories and unfavorable foreign exchange. Reported operating loss was $24 million, or negative 6.0 percent of sales, compared with operating income of $35 million, or 6.5 percent of sales, in the prior year period. Normalized operating income was $1 million, or 0.3 percent of sales, versus $41 million, or 7.6 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $636 million compared with $759 million in the prior year period, reflecting core sales decline of 12.8 percent, the impact of unfavorable foreign exchange and the exit of 43 Yankee Candle retail locations during the year. Core sales declined across both the Home Fragrance and Food business units. Reported operating loss was $291 million, or negative 45.8 percent of sales, including the impact of a non-cash impairment charge of $321 million, compared with operating income of $124 million, or 16.3 percent of sales, in the prior year period. Normalized operating income was $41 million, or 6.4 percent of sales, versus $133 million, or 17.5 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $684 million compared with $698 million in the prior year period, as core sales growth of 2.6 percent was more than offset by the impact of unfavorable foreign exchange. Core sales grew in Writing and were relatively flat in Baby. Reported operating income was $88 million, or 12.9 percent of sales, including the impact of a non-cash impairment charge of $5 million, compared with $76 million, or 10.9 percent of sales, in the prior year period. Normalized operating income was $98 million, or 14.3 percent of sales, versus $107 million, or 15.3 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $211 million compared with $304 million in the prior year period, reflecting core sales decline of 21.0 percent, as well as the impact of exits from certain low margin categories and unfavorable foreign exchange. Reported operating loss was $14 million, or negative 6.6 percent of sales, compared with $1 million, or negative 0.3 percent of sales, in the prior year period. Normalized operating loss was $4 million, or negative 1.9 percent of sales, versus normalized operating income of $8 million, or 2.6 percent of sales, in the prior year period.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

Full Year 2022 Operating Results

Net sales for the full year ended December 31, 2022 were $9.5 billion, a decline of 10.7 percent compared with $10.6 billion in the prior year, reflecting core sales decline of 3.4 percent, the impact of the sale of the CH&S business at the end of the first quarter 2022, unfavorable foreign exchange, as well as category and retail store exits.

Reported gross margin was 30.0 percent compared with 31.8 percent in the prior year, as the impact of fixed cost deleveraging and significant headwinds from foreign exchange and inflation, particularly related to sourced finished goods, transportation and labor, more than offset the benefits from pricing and FUEL productivity savings. Normalized gross margin was 30.2 percent compared with 32.0 percent in the prior year.

Reported operating income was $312 million, or 3.3 percent of sales, compared with $1.0 billion, or 9.6 percent of sales in the prior year. Non-cash impairment charges of $474 million and $60 million were incurred in the current and prior years, respectively, related to goodwill and intangible assets. Normalized operating income was $956 million, or 10.1 percent of sales, compared with $1.2 billion, or 11.7 percent of sales, in the prior year.

Interest expense was $235 million compared with $256 million in the prior year, largely reflecting higher interest income.

The company reported a tax benefit of $40 million compared with a tax provision of $138 million in the prior year, largely reflecting an increase in discrete tax benefits. Normalized tax provision was $17 million compared with $155 million in the prior year.

Reported net income was $197 million compared with $622 million in the prior year. Reported diluted earnings per share were $0.47 compared with $1.45 in the prior year. Normalized net income was $654 million, or $1.57 normalized diluted earnings per share compared with $828 million, or $1.93 normalized diluted earnings per share, in the prior year.

Change in Inventory Accounting

During the fourth quarter of 2022, the company elected to change its method of accounting for certain inventory in the U.S. from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method. The FIFO method of accounting for inventory is more preferable as the company just completed implementation of Project Ovid in the U.S. and this conforms the company's entire inventory to a single method of accounting, thus simplifying its inventory cost accounting method and providing an increased level of consistency in the measurement of the company's inventories. This also improves comparability with the company's peers. The company applied this change in inventory costing method by retrospectively adjusting its historical financial statements. The impact of the change in inventory accounting as reported under the FIFO method compared with the amount if it continued to be reported under the LIFO method was a $4 million increase to cost of goods sold for the fourth quarter 2022 and a $12 million decrease to cost of goods sold for the full year 2022. Amounts in this press release reflect the impact of the accounting change to FIFO.

Restructuring and Savings Plan

The company previously announced a restructuring and savings initiative, Project Phoenix, that aims to strengthen the company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies.

Project Phoenix is expected to be substantially implemented by the end of 2023. It incorporates a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate,
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs.

In connection with Project Phoenix the company expects to realize annualized pre-tax savings in the range of $220 million to $250 million when fully implemented, with $140 million to $160 million expected to be realized in 2023. Restructuring and related charges associated with these actions are estimated to be in the range of $100 million to $130 million and are expected to be substantially incurred by the end of 2023. The restructuring plan is expected to result in the elimination of approximately 13 percent of office positions. The company began reducing headcount in the first quarter 2023, with most of these actions expected to be completed by the end of 2023, subject to local law and consultation requirements.

New Operating Segments

As previously announced, to drive further simplification and unlock additional efficiencies and synergies within the organization, Newell Brands will implement a new operating model, consolidating its five operating segments into three operating segments. The company will combine its previously reported Commercial Solutions, Home Appliances and Home Solutions segments into one operating segment, Home & Commercial Solutions. Learning & Development and Outdoor & Recreation will remain as the company’s other two operating segments. The company will report on this basis commencing January 1, 2023.

Outlook for Full Year and First Quarter 2023

The company initiated its full year and first quarter outlook for 2023 as follows:

Full Year 2023 Outlook
Net Sales	$8.4 to $8.6 billion
Core Sales	8% to 6% decline
Normalized Operating Margin	9.6% to 10.1%
Normalized EPS	$0.95 to $1.08

Q1 2023 Outlook
Net Sales	$1.79 to $1.84 billion
Core Sales	18% to 16% decline
Normalized Operating Margin	3.0% to 3.5%
Normalized EPS	($0.06) to ($0.03)

For full year 2023, the company expects to deliver operating cash flow in the range of $700 million to $900 million, including approximately $95 million to $120 million in cash expenditures associated with Project Phoenix.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ fourth quarter and full year 2022 earnings conference call will be held today, February 10, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2022 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to a large customer bankruptcy in Latin America and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands' beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “are confident that,” "remain optimistic that," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

News Release

•our ability to improve productivity, reduce complexity and streamline operations;
•our ability to manage the actual or perceived effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, whether as a result of the actual or perceived effects of the COVID-19 pandemic or broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•our ability to effectively execute our turnaround plan, including Project Ovid and Project Phoenix;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by the COVID-19 pandemic, inflationary and supply chain pressures, and the indirect macroeconomic impact of the Russia-Ukraine conflict, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, actual results could materially differ and may require future changes to such estimates and assumptions, including reserves, which may result in future expense.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$2,285	$2,805	(18.5)%	$9,459	$10,589	(10.7)%
Cost of products sold	1,685	1,968		6,625	7,226
Gross profit	600	837	(28.3)%	2,834	3,363	(15.7)%
Selling, general and administrative expenses	544	607	(10.4)%	2,033	2,274	(10.6)%
Restructuring costs, net	3	—		15	16
Impairment of goodwill, intangibles and other assets	326	60		474	60
Operating income (loss)	(273)	170	NM	312	1,013	(69.2)%
Non-operating expenses:
Interest expense, net	64	59		235	256
Loss on extinguishment of debt	1	5		1	5
Other income, net	(8)	(5)		(81)	(8)
Income (loss) before income taxes	(330)	111	NM	157	760	(79.3)%
Income tax provision (benefit)	(81)	13		(40)	138
Net income (loss)	$(249)	$98	NM	$197	$622	(68.3)%

Weighted average common shares outstanding:
Basic	413.6	425.5		415.7	425.3
Diluted	413.6	428.3		417.4	428.0
Earnings (loss) per share:
Basic	$(0.60)	$0.23		$0.47	$1.46
Diluted	$(0.60)	$0.23		$0.47	$1.45

Dividends per share	$0.23	$0.23		$0.92	$0.92

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$287	$440
Accounts receivable, net	1,250	1,500
Inventories	2,203	2,087
Prepaid expenses and other current assets	312	325
Total current assets	4,052	4,352
Property, plant and equipment, net	1,184	1,204
Operating lease assets	578	558
Goodwill	3,298	3,504
Other intangible assets, net	2,649	3,370
Deferred income taxes	810	814
Other assets	691	467
TOTAL ASSETS	$13,262	$14,269
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,062	$1,680
Accrued compensation	123	270
Other accrued liabilities	1,272	1,364
Short-term debt and current portion of long-term debt	621	3
Total current liabilities	3,078	3,317
Long-term debt	4,756	4,883
Deferred income taxes	520	428
Operating lease liabilities	512	500
Other noncurrent liabilities	877	983
Total liabilities	9,743	10,111

Total stockholders' equity	3,519	4,158
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,262	$14,269

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$197	$622
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	296	325
Impairment of goodwill, intangibles and other assets	474	60
Gain from sale of businesses, net	(136)	(4)
Deferred income taxes	97	(24)
Stock based compensation expense	12	52
Loss on extinguishment of debt	1	5
Other, net	2	(2)
Changes in operating accounts excluding the effects of divestitures:
Accounts receivable	130	130
Inventories	(276)	(463)
Accounts payable	(536)	177
Accrued liabilities and other	(533)	6
Net cash provided by (used in) operating activities	(272)	884
Cash flows from investing activities:
Proceeds from sale of divested business	617	—
Capital expenditures	(312)	(289)
Other investing activities	38	21
Net cash provided by (used in) investing activities	343	(268)
Cash flows from financing activities:
Proceeds from short-term debt, net	619	—
Net proceeds from issuance of debt	989	—
Payments on current portion of long-term debt	(1,091)	(698)
Payments on long-term debt	—	(6)
Debt extinguishment costs	—	(5)
Repurchase of shares of common stock	(325)	—
Cash dividends	(385)	(394)
Acquisition of noncontrolling interests	—	(28)
Equity compensation activity and other, net	(39)	(12)
Net cash used in financing activities	(232)	(1,143)
Exchange rate effect on cash, cash equivalents and restricted cash	(13)	(17)
Decrease in cash, cash equivalents and restricted cash	(174)	(544)
Cash, cash equivalents and restricted cash at beginning of period	477	1,021
Cash, cash equivalents and restricted cash at end of period	$303	$477
Supplemental disclosures:
Restricted cash at beginning of period	$37	$40
Restricted cash at end of period	16	37

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2022
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs	impairment	other [1]	Normalized*
Net sales	$2,285	$—	$—	$—	$2,285
Cost of products sold	1,685	(7)	—	(1)	1,677
Gross profit	600	7	—	1	608
	26.3%				26.6%
Selling, general and administrative expenses	544	—	(16)	(33)	495
	23.8%				21.7%
Restructuring costs, net	3	(3)	—	—	—
Impairment of goodwill, intangibles and other assets	326	—	(326)	—	—
Operating income (loss)	(273)	10	342	34	113
	(11.9)%				4.9%
Non-operating (income) expense	57	—	—	(4)	53
Income (loss) before income taxes	(330)	10	342	38	60
Income tax provision (benefit) [2]	(81)	2	64	10	(5)
Net income (loss)	$(249)	$8	$278	$28	$65

Diluted earnings (loss) per share **	$(0.60)	$0.02	$0.67	$0.07	$0.16

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 414.9 million shares for the three months ended December 31, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $15 million of prior year impact related to an indirect tax reserve for an international entity; $9 million of bad debt reserve related to an international customer; $8 million primarily related to expenses for certain legal proceedings; $3 million loss for Argentina hyperinflationary adjustments; $1 million of costs related to completed divestitures; $1 million of debt extinguishment costs and $1 million loss due to changes in fair market value of investments. Includes $10 million of income tax expense that results from the amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pretax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2021
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs	impairment	other [1]	Normalized*
Net sales	$2,805	$—	$—	$—	$2,805
Cost of products sold	1,968	(9)	—	—	1,959
Gross profit	837	9	—	—	846
	29.8%				30.2%
Selling, general and administrative expenses	607	(3)	(19)	(20)	565
	21.6%				20.1%
Impairment of goodwill, intangibles and other assets	60	—	(60)	—	—
Operating income	170	12	79	20	281
	6.1%				10.0%
Non-operating expense	59	—	—	2	61
Income before income taxes	111	12	79	18	220
Income tax provision (benefit) [2]	13	4	23	(2)	38
Net income	$98	$8	$56	$20	$182

Diluted earnings per share **	$0.23	$0.02	$0.13	$0.05	$0.42

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 428.3 million shares for the three months ended December 31, 2021.
Totals may not add due to rounding.

[1] Transaction costs and other includes $18 million of costs related to completed divestitures; $5 million loss on debt extinguishment; $2 million primarily related to expenses for certain legal proceedings; $6 million gain on disposition of businesses and $1 million of gain due to changes in fair market value of investments. Includes $13 million of income tax expense that results from the amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2022
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs	impairment	other [1]	Normalized*
Net sales	$9,459	$—	$—	$—	$9,459
Cost of products sold	6,625	(22)	—	(4)	6,599
Gross profit	2,834	22	—	4	2,860
	30.0%				30.2%
Selling, general and administrative expenses	2,033	(2)	(67)	(60)	1,904
	21.5%				20.1%
Restructuring costs, net	15	(15)	—	—	—
Impairment of goodwill, intangibles and other assets	474	—	(474)	—	—
Operating income	312	39	541	64	956
	3.3%				10.1%
Non-operating expense	155	—	—	130	285
Income (loss) before income taxes	157	39	541	(66)	671
Income tax provision (benefit) [2]	(40)	10	79	(32)	17
Net income (loss)	$197	$29	$462	$(34)	$654

Diluted earnings (loss) per share **	$0.47	$0.07	$1.11	$(0.08)	$1.57
* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 417.4 million shares for the twelve months ended December 31, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $30 million primarily related to expenses for certain legal proceedings; $15 million of prior year impact related to an indirect tax reserve for an international entity; $10 million related to Argentina hyperinflationary adjustment; $9 million of bad debt reserve related to an international customer; $6 million of costs related to completed divestitures; $136 million gain on disposition of business; $1 million gain due to changes in fair market value of investments and $1 million of debt extinguishment costs. Includes $44 million of income tax expense that results from the amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2021
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs	impairment	other [1]	Normalized*
Net sales	$10,589	$—	$—	$—	$10,589
Cost of products sold	7,226	(22)	—	(2)	7,202
Gross profit	3,363	22	—	2	3,387
	31.8%				32.0%
Selling, general and administrative expenses	2,274	(8)	(78)	(35)	2,153
	21.5%				20.3%
Restructuring costs, net	16	(16)	—	—	—
Impairment of goodwill, intangibles and other assets	60	—	(60)	—	—
Operating income	1,013	46	138	37	1,234
	9.6%				11.7%
Non-operating (income) expense	253	—	—	(2)	251
Income (loss) before income taxes	760	46	138	39	983
Income tax provision (benefit) [2]	138	11	35	(29)	155
Net income	$622	$35	$103	$68	$828

Diluted earnings per share **	$1.45	$0.08	$0.24	$0.16	$1.93

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 428.0 million shares for the twelve months ended December 31, 2021.
Totals may not add due to rounding.

[1] Transaction costs and other includes $21 million of costs related to completed divestitures; $14 million primarily related to expenses for certain legal proceedings; $5 million loss on debt extinguishment; $5 million related to Argentina hyperinflationary adjustment; $4 million gain on disposition of businesses and $2 million of gain due to changes in fair market value of investments. Includes $44 million of income tax expense that results from the amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended December 31, 2022						Three Months Ended December 31, 2021						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Operating Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$355	$15	4.2%	$1	$16	4.5%	$503	$10	2.0%	$36	$46	9.1%	$(148)	(29.4)%	$(30)	(65.2)%
HOME APPLIANCES	399	(24)	(6.0)%	25	1	0.3%	541	35	6.5%	6	41	7.6%	(142)	(26.2)%	(40)	(97.6)%
HOME SOLUTIONS	636	(291)	(45.8)%	332	41	6.4%	759	124	16.3%	9	133	17.5%	(123)	(16.2)%	(92)	(69.2)%
LEARNING AND DEVELOPMENT	684	88	12.9%	10	98	14.3%	698	76	10.9%	31	107	15.3%	(14)	(2.0)%	(9)	(8.4)%
OUTDOOR AND RECREATION	211	(14)	(6.6)%	10	(4)	(1.9)%	304	(1)	(0.3)%	9	8	2.6%	(93)	(30.6)%	(12)	NM
CORPORATE	—	(47)	—%	8	(39)	—%	—	(74)	—%	20	(54)	—%	—	—%	15	27.8%
	$2,285	$(273)	(11.9)%	$386	$113	4.9%	$2,805	$170	6.1%	$111	$281	10.0%	$(520)	(18.5)%	$(168)	(59.8)%
*NM - NOT MEANINGFUL

[1]The three months ended December 31, 2022 normalized items consist of $326 million of impairment of goodwill in the Home Solutions segment and indefinite-lived intangible assets in the Home Solutions and Learning and Development segments; $16 million of acquisition amortization costs; $15 million of prior year impact related to an indirect tax reserve for an international entity; $10 million of restructuring and restructuring-related charges; $9 million of bad debt reserve related to an international customer; $8 million related to expenses for certain legal proceedings; $1 million of costs related to completed divestitures and $1 million Argentina hyperinflationary adjustment.
[2]The three months ended December 31, 2021 normalized items consist of $60 million of non-cash impairment charges for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments; $19 million of acquisition amortization costs; $18 million of costs related to completed divestitures; $12 million of restructuring and restructuring-related charges and $2 million related to expenses for certain legal proceedings.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Twelve Months Ended December 31, 2022						Twelve Months Ended December 31, 2021						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$1,691	$143	8.5%	$9	$152	9.0%	$1,953	$159	8.1%	$46	$205	10.5%	$(262)	(13.4)%	$(53)	(25.9)%
HOME APPLIANCES	1,390	(47)	(3.4)%	48	1	0.1%	1,738	70	4.0%	22	92	5.3%	(348)	(20.0)%	(91)	(98.9)%
HOME SOLUTIONS	2,113	(308)	(14.6)%	471	163	7.7%	2,386	337	14.1%	46	383	16.1%	(273)	(11.4)%	(220)	(57.4)%
LEARNING AND DEVELOPMENT	2,950	593	20.1%	48	641	21.7%	3,028	600	19.8%	39	639	21.1%	(78)	(2.6)%	2	0.3%
OUTDOOR AND RECREATION	1,315	86	6.5%	30	116	8.8%	1,484	90	6.1%	25	115	7.7%	(169)	(11.4)%	1	0.9%
CORPORATE	—	(155)	—%	38	(117)	—%	—	(243)	—%	43	(200)	—%	—	—%	83	41.5%
	$9,459	$312	3.3%	$644	$956	10.1%	$10,589	$1,013	9.6%	$221	$1,234	11.7%	$(1,130)	(10.7)%	$(278)	(22.5)%

[1]The twelve months ended December 31, 2022 normalized items consist of $474 million of impairment of goodwill in the Home Solutions segments and indefinite-lived intangible assets in the Home Appliances, Home Solutions and Learning and Development segments; $67 million of acquisition amortization; $39 million of restructuring and restructuring-related costs; $30 million related to expenses for certain legal proceedings; $15 million of prior year impact related to an indirect tax reserve for an international entity; $9 million of bad debt reserve related to an international customer; $6 million of costs related to completed divestitures and $4 million of Argentina hyperinflationary adjustment.
[2]The twelve months ended December 31, 2021 normalized items consist of $78 million of acquisition amortization costs; $60 million of non-cash impairment charges for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments; $46 million of restructuring and restructuring-related charges; $21 million of costs related to completed divestitures; $14 million related to expenses for certain legal proceedings and $2 million related to Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended December 31, 2022				Twelve Months Ended December 31, 2022
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
COMMERCIAL SOLUTIONS	(29.4)%	19.8%	3.3%	(6.3)%	(13.4)%	15.7%	2.9%	5.2%
HOME APPLIANCES	(26.2)%	8.0%	0.9%	(17.3)%	(20.0)%	6.0%	1.5%	(12.5)%
HOME SOLUTIONS	(16.2)%	0.8%	2.6%	(12.8)%	(11.4)%	0.7%	2.1%	(8.6)%
LEARNING AND DEVELOPMENT	(2.0)%	0.5%	4.1%	2.6%	(2.6)%	0.3%	3.2%	0.9%
OUTDOOR AND RECREATION	(30.6)%	6.3%	3.3%	(21.0)%	(11.4)%	3.6%	4.8%	(3.0)%
TOTAL COMPANY	(18.5)%	6.3%	2.8%	(9.4)%	(10.7)%	4.5%	2.8%	(3.4)%
CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended December 31, 2022				Twelve Months Ended December 31, 2022
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	(20.8)%	8.5%	0.3%	(12.0)%	(11.5)%	6.1%	0.2%	(5.2)%
EUROPE, MIDDLE EAST, AFRICA	(17.5)%	0.7%	11.0%	(5.8)%	(14.5)%	0.4%	10.7%	(3.4)%
LATIN AMERICA	(2.7)%	0.1%	2.6%	—%	3.3%	0.3%	3.5%	7.1%
ASIA PACIFIC	(16.0)%	(0.1)%	11.4%	(4.7)%	(9.4)%	—%	10.7%	1.3%
TOTAL COMPANY	(18.5)%	6.3%	2.8%	(9.4)%	(10.7)%	4.5%	2.8%	(3.4)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures (including the sale of the Connected Home & Security business unit), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Connected Home & Security business unit, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2022 reported sales and is calculated by applying the 2021 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2022 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	December 31, 2022	December 31, 2021
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$621	$3
Long-term debt	4,756	4,883
Gross debt	5,377	4,886
Less: Cash and cash equivalents	287	440
NET DEBT [1]	$5,090	$4,446

Net income	$197	$622
Normalized items [2]	457	206
NORMALIZED NET INCOME	654	828

Normalized income tax [3]	17	155
Interest expense, net	235	256
Normalized depreciation and amortization [4]	225	236
Stock-based compensation [5]	12	52
NORMALIZED EBITDA	$1,143	$1,527

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2022 and 2021 for further information and disclosures on normalized items excluded from net income.
[3]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2022 and 2021 for further information and disclosures on normalized items excluded from income tax provision (benefits).
[4]Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2022, the following items: (a) acquisition amortization expense of $67 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $4 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2022 for further information. Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2021, the following items: (a) acquisition amortization expense of $78 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $11 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2021 for further information.
[5]Represents non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES OUTLOOK

	Three Months Ending March 31, 2023			Twelve Months Ending December 31, 2023
Estimated net sales change (GAAP)	(25)%	to	(23)%	(11)%	to	(9)%
Estimated currency impact, divestitures and exits, net [1]	~ 7%			~ 3%
Core sales change (NON-GAAP)	(18)%	to	(16)%	(8)%	to	(6)%

[1]“Currency Impact” represents the effect of foreign currency on 2023 estimated sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding divestitures) and comparing to 2022 reported sales.